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AGREEMENT

PARTIES:	Northwest Pipe Company 200 S.W. Market Street Suite 1800 Portland, OR 97201
William R. Tagmyer 1415 Horseshoe Curve Lake Oswego, OR 97034
EFFECTIVE DATE:	November 14, 2000

    Company desires to retain the services of Executive, and Executive desires to continue to provide his services, upon the terms and conditions set forth in this Agreement. Therefore, in exchange for the mutual promises set forth below, the parties agree as follows:

ARTICLE 1
DEFINITIONS

    1.1 "Base Salary" means regular cash compensation paid on a periodic basis exclusive of benefits, bonuses or incentive payments.

    1.2 "Board" means the Board of Directors of Company.

    1.3 "Cause" means (a) Executive's willful participation in any illegal conduct which is materially and demonstrably injurious to the Company, or (b) Executive's breach of the provisions of either Section 5.2 or Section 5.3 of this Agreement. For the purpose of this Section 1.3, no act, or failure to act, on Executive's part shall be considered "willful" unless done, or omitted to be done, in knowing bad faith and without reasonable belief that the action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the corporation.

    1.4 "Confidential Information" Company has researched, compiled and developed certain proprietary data, including, but not limited to customer information, trade secrets, and other information which is not generally disclosed by Company to the public. For the purpose of this Agreement, Confidential Information means all proprietary data that has been researched, compiled, developed and/or maintained by Company, and which is not generally known within the industry. Confidential Information includes information, ideas, knowledge, data, or know-how related to products, processes, software, designs, formulae, tests, research, business and/or marketing plans and strategies, costs, profits, pricing, personnel and financial information, capitalization and other corporate data and information, and information about or obtained from customers, authors, suppliers, consultants, licenses, or affiliates.

    1.5 "Disability" means the inability of Executive to perform his duties under this Agreement, with or without reasonable accommodation, because of physical or mental incapacity for a continuous period of 180 days.

ARTICLE 2
EMPLOYMENT, DUTIES AND TERM

    2.1 Employment. Company employs Executive, and Executive accepts employment with Company for a period commencing on the Effective Date and continuing through December 31, 2010 (the

"Employment Period"). For the purpose of this Agreement, the phrase "the first three years of the Employment Period" shall include the remainder of the calendar year 2000 and the entire calendar years 2001, 2002 and 2003.

    2.2 Duties. During the Employment Period, Executive shall make himself reasonably available to Company from time to time to perform such part-time duties as may be assigned to him by Company, provided that such part-time duties are reasonably consistent with Executive's education, experience and background. Further, Executive shall comply at all times with Company's policies and procedures to the extent they are not inconsistent with the provisions of this Agreement.

    2.3 Term. This Agreement shall commence on the Effective Date and shall continue in effect until December 31, 2010, unless earlier terminated in accordance with the provisions of Article 6.

ARTICLE 3
COMPENSATION AND EXPENSES

    3.1 Base Salary. During the first three years of the Employment Period, Company shall pay Executive an annual Base Salary of $350,000. During the next succeeding seven years of the Employment Period, Company shall pay Executive an annual Base Salary of $150,000.

    3.2 Bonus. During the first three years of the Employment Period, Executive shall be eligible for an annual bonus in the amount determined by the Board in its sole discretion.

    3.3 Fringe Benefits. During the first three years of the Employment Period, Executive shall be entitled to such fringe benefits (e.g., automobile or automobile allowance, health insurance, life insurance, club dues, 401K) as are available to him immediately before the effective date of this Agreement.

    3.4 Business Expenses. Company shall, in accordance with, and to the extent of, its policies in effect from time to time, bear all ordinary and necessary business expenses reasonably incurred by Executive in performing his duties during the Employment Period, provided that Executive accounts promptly for such expenses to Company in the manner prescribed from time to time by Company.

ARTICLE 4
CONFLICT OF INTEREST

    During the term of this Agreement, Executive will engage in no activity or employment which may conflict with the interest of Company, and he will comply with Company's policies and guidelines pertaining to business conduct and ethics.

ARTICLE 5
PROPRIETARY RIGHTS

    5.1 Confidential Information. Executive shall not use or disclose Confidential Information, in any form, for any purpose, except in the course of Executive's employment with Company. Executive acknowledges that he will obtain no right, title or interest in the Confidential Information, and that the Confidential Information shall remain the sole property of Company. Executive shall return all Confidential Information, including all copies in any form, to Company immediately upon termination of this Agreement.

    5.2 Non-solicitation. During the period commencing on the Effective Date of this Agreement and extending until the later of (i) the date that is one year after the date of termination of this Agreement, or (ii) the date that is one year after the last payment is made to Executive pursuant to this Agreement, Executive shall not directly or indirectly (a) solicit business from any person or entity which then is or was a Company customer, client or prospect during the 60 months prior to the date of termination; (b) induce any such person or entity to cease or reduce their business relationship with Company; (c) induce any person to leave the employment of Company; or (d) hire or use the services of any Company employee without Company's prior written consent. Executive will not aid others in doing anything Executive is prohibited from doing under this Section 5.2, whether as an employee, officer, director, shareholder, partner, consultant or otherwise.

    For purposes of this Section 5.2, the term "solicit" includes without limitation (i) responding to requests for proposals and invitations for bids, (ii) initiating contacts with customers, clients, or prospects of Company for the purpose of advising them that Executive is no longer employed by or consults for Company and is available for work which is competitive with the services offered by Company, and (iii) participating in joint ventures or acting as a consultant or subcontractor or employee of others who directly solicit business is prohibited by this Agreement. The term "Company employee" includes any then current employee of Company or any person who has left the employ of Company within the then previous six months. The terms "Company client" and "Company customer" include any parent corporation, subsidiary corporation, affiliate corporation or partner or joint venture of a client or customer. "Company prospect" means any person or entity to whom Company has submitted a bid or proposal within the then immediately preceding 12 months.

    5.3 Noncompetition. During the period commencing on the Effective Date of this Agreement and extending until the later of (i) the date that is one year after the date of termination of this Agreement, or (ii) the date that is one year after the last payment is made to Executive pursuant to this Agreement, Executive shall not directly or indirectly Compete with Company anywhere Company is doing or planning to do business, nor engage in any other activity which would conflict with the Company's business, or interfere with Executive's obligations to the Company. For the purpose of this Section 5.3, "Compete" means directly or indirectly: (i) have any financial interest in, (ii) join, operate, control or participate in, or be connected as an officer, employee, Executive, independent contractor, partner, principal or shareholder with (except as holder of not more than five percent of the outstanding stock of any class of a corporation, the stock of which is actively publicly traded) or (iii) provide services in any capacity to those participating in the ownership, management, operation or control of, and/or (iv) act as a consultant or subcontractor to, a Competitive Business. "Competitive Business" means any corporation, proprietorship, association or other entity or person engaged in the sale, production and/or development of products or the rendering of services of a kind similar to or competitive with that sold, produced, developed or rendered by Company within three years of the date Executive's employment terminates.

    5.4 Consent to Injunction. Executive acknowledges that Company would suffer irreparable harm for which monetary damages alone would not adequately compensate Company if Executive breached any of his obligations under this Article V. Executive agrees that Company shall be entitled to injunctive relief to enjoin any breach or threatened breach of this Article V, in addition to any other available remedies.

ARTICLE 6
TERMINATION

    6.1 Termination. This Article sets forth the terms for early termination of this Agreement, and Executive's exclusive remedies for termination.

    6.2 Right to Terminate. The Company or Executive may terminate Executive's employment with Company at any time, subject to Company's obligations to provide benefits under this Agreement.

    6.3 Notice of Termination. Any purported termination by Company or by Executive other than a termination due to Executive's death shall be communicated to the other party by written Notice of Termination. For purposes of this Agreement, a "Notice of Termination" means a notice which indicates the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of this Agreement.

    6.4 Termination Due to Death. This Agreement shall terminate in the event of Executive's death. In such event, Company shall pay Executive's designated beneficiary or his estate, whichever is applicable, fifty percent of the remaining payments that would otherwise have been payable to Executive for the term of this Agreement had Executive survived.

    6.5 Termination due to Disability. Company may terminate this Agreement due to Disability no less than 30 days after Notice of Termination is given, provided that Executive has not returned to the performance of his duties during such 30 day period. In the event of termination due to Disability, Company shall continue to pay Executive all of the remaining payments that otherwise would have been payable to Executive for the term of this Agreement had he not become disabled; provided, however, such payments may be offset by any payments received directly by Executive from any policies of disability income insurance maintained by Company for the benefit of Executive.

    6.6 Termination for Cause. Company may terminate this Agreement for Cause upon delivery to Executive of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to Executive and an opportunity for Executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board Executive was guilty of the conduct set forth Section 1.3 and specifying the particulars thereof in detail. In the event of termination for Cause pursuant to this Section 6.6, Company shall pay Executive all compensation and expenses to which he is entitled pursuant to the provisions of Article 3 of this Agreement through the date of termination.

    6.7 Termination by Company for Reasons Other than Death, Disability or Cause. Company may terminate this Agreement for any reason other than death, Disability, or Cause not less than 90 days after the date on which a Notice of Termination is given, unless an earlier date has been agreed to by the party receiving the Notice of Termination either in advance of, or after, receiving such Notice of Termination. In the event Company terminates this Agreement for any reason other than death, Disability or Cause, subject to the provisions of Section 7.8, Company shall continue to pay Executive all of the remaining payments that would otherwise have been payable to Executive for the term of this Agreement had it not been terminated.

    6.8 Termination by Executive. In the event Executive terminates this Agreement, Company shall pay Executive all compensation and expenses to which he is entitled pursuant to the provisions of Article 3 of this Agreement through the date of termination.

    6.9 No Reduction or Offset. The amount of any payments made to Executive by Company under this Agreement shall not be reduced, offset or subject to recovery by Company by reason of any compensation earned by Executive as the result of employment by another employer after the date of termination, or otherwise.

    6.10 Fees and Expenses. Company shall pay all professional fees and related expenses incurred by Executive as a result of Executive's attempt to enforce any right or benefit provided by this Agreement.

ARTICLE 7
GENERAL PROVISIONS

    7.1 Successors and Assigns. This Agreement shall inure to the benefit of and be enforceable by the parties, and their respective personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees, successors and assigns. In that this Agreement is a personal services contract, it shall not be assigned by Executive.

    7.2 Survival. The respective rights and obligations of the parties set forth in this Agreement shall survive the termination of this Agreement.

    7.3 Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid and addressed to the address of the respective party set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the President of the Company, with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance with this Section 7.3, except that notice of change of address shall be effective only upon receipt.

    7.4 Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by Executive and the President of the Company. The failure of either party to demand strict performance of any provision of this Agreement shall not constitute a waiver of any provision, term, covenant, or condition of this agreement or of the right to demand strict performance in the future. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oregon.

    7.5 Severability. The provisions of this Agreement are severable. If any provision of this Agreement or its application is held invalid, the invalidity shall not affect other obligations.

    7.6 Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Portland, Oregon, by a single arbitrator in accordance with the rules of the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. Both parties agree that the procedure outlined in this paragraph is the exclusive method of dispute resolution; provided, however, that Company shall be entitled to seek injunctive relief in any court of competent jurisdiction to prevent a breach or threatened breach of Article 5, notwithstanding anything in this paragraph to the contrary. The Company shall bear all costs and expenses arising in connection with any arbitration under this Section. Except as provided in Section 6.9, the prevailing party in any suit, action, arbitration or other proceeding to interpret or enforce this Agreement shall be entitled to recover its attorney fees, costs and expenses.

    7.7 Related Agreements. Except as provided in Section 7.8, to the extent that any provision of any other agreement between Company and Executive shall limit, qualify or be inconsistent with any provision of this Agreement, the provisions of this Agreement shall control the provisions of such other agreements shall be deemed to have been superseded and of no further force or effect.

    7.8 Change of Control Agreement. Company and Executive presently have in effect a letter agreement dated July 28, 1999, as amended November 14, 2000, which provides Executive with certain benefits in the event his employment with Company is terminated for certain prescribed reasons following a change in control of the Company as defined therein (the "Change of Control Agreement"). In the event Company terminates Executive's employment with Company for reasons other than death, Disability, or Cause in the event Executive Terminates his employment with Company for good reason, while the Change of Control Agreement, (or any successor agreement) remains in effect and the circumstances of their termination are such that it is applicable, then Executive shall elect to receive either all benefits and remedies available to him under this Agreement or all benefits and remedies under the Change of Control Agreement or any comparable successor agreement.

    7.9 Termination of Payments. Notwithstanding any other provision of this Agreement to the contrary, Company shall not be required to make any payments to Executive under this Agreement and may terminate any payments being made to Executive under this Agreement in the event that Executive breaches the provisions of either Section 5.2 or Section 5.3 of this Agreement.

    The parties have signed this Agreement to be effective as of the Effective Date.

NORTHWEST PIPE COMPANY
/s/ William R. Tagmyer	By:	/s/ Brian W. Dunham
WILLIAM R. TAGMYER "Executive"	Title:	President "Company"

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AGREEMENT
ARTICLE 1 DEFINITIONS
ARTICLE 2 EMPLOYMENT, DUTIES AND TERM
ARTICLE 3 COMPENSATION AND EXPENSES
ARTICLE 4 CONFLICT OF INTEREST
ARTICLE 5 PROPRIETARY RIGHTS
ARTICLE 6 TERMINATION
ARTICLE 7 GENERAL PROVISIONS